Exhibit 10.4

[Photon Dynamics, Inc. Letterhead]

April 8, 2005

Dr. Malcolm Thompson

c/o Photon Dynamics, Inc.

5970 Optical Court

San Jose, CA 95138

Dear Malcolm:

As you are aware, Photon Dynamics, Inc. (the “Company”) and you are party to a consulting agreement dated March 18, 2004, as amended on December 22, 2004 (as amended, the “Agreement”), pursuant to which you provide Consulting Services (as defined in the Agreement) to the Company in the position of Executive Chairman of the Company’s board of directors. The Company is pleased to offer to extend the Consulting Period (as defined in Section 1 of the Agreement) from March 31, 2005 to September 30, 2005; provided, however, that during this extended period (1) you shall only be required to make yourself available to perform consulting services for up to four (4) days per month through June 30, 2005, and two (2) days thereafter through September 30, 2005, as arranged and agreed between you and the Company’s President and CEO, (2) the Consulting Payments for the months of April through June 2005 shall be $8,000 per month, and (3) the Consulting Payments for the months of July through September 2005 shall be $4,000 per month.

Subject to approval of the Board, the Company shall grant you an additional nonstatutory stock option to purchase 7,500 shares of the Company’s Common Stock (the “Second Option”) pursuant to the Company’s Amended and Restated 1995 Stock Option Plan (the “1995 Plan”). The exercise price of the Second Option shall be equal to the fair market value of the Company’s common stock as of the date of grant, as determined by the Board. On April 7, 2005, 8.33% of the Second Option shares shall vest and be exercisable. On May 7, 2005, and on the seventh day of each month thereafter so long as you continue to remain a director of the Company, 8.33% of the Second Option shares will vest and become exercisable, so that the Second Option will be fully vested and exercisable on March 7, 2006 if you continue to remain a director through that date. The Second Option shall have such other terms as reflect annual grants made to Non-Employee Directors under the 1995 Plan, and shall otherwise be governed by the terms and conditions of the 1995 Plan and the applicable stock option agreement and grant notice.

If you are in agreement with the above, please sign and return to me the original of this Agreement and retain a copy for your files. Other than as set forth above, all provisions of the Agreement remain unchanged by this letter.

We look forward to continuing to work with you pursuant to the Agreement, as so amended.

Sincerely,

Photon Dynamics, Inc.

/s/ Jeffrey Hawthorne	4/8/05
Jeffrey Hawthorne Chief Executive Officer

Accepted and Agreed:

/s/ Malcolm Thompson
Malcolm Thompson